Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Third Quarter and Nine Months 2020 Financial Results

CANTON, Mass. (November 9, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Financial Results Summary:

•	Net revenue of $100.8 million for the third quarter of 2020, up 57% compared to net revenue of $64.3 million for the third quarter of 2019. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products for the third quarter of 2020 of $90.0 million, an increase of 66% from the third quarter of 2019.

•	Net revenue from Surgical & Sports Medicine products for the third quarter of 2020 of $10.8 million, an increase of 9% from the third quarter of 2019.

•	Net revenue from the sale of PuraPly products of $40.9 million for the third quarter of 2020, an increase of 29% from the third quarter of 2019.

•	Net revenue from the sale of non-PuraPly products of $59.9 million, an increase of 84% from the third quarter of 2019.

•	Net income of $20.9 million for the third quarter of 2020, compared to a net loss of $10.7 million for the third quarter of 2019, an increase of $31.7 million.

•	Adjusted EBITDA of $24.6 million for the third quarter of 2020, compared to Adjusted EBITDA loss of $4.8 million for the third quarter of 2019, an increase of $29.4 million.

Third Quarter 2020 Highlights:

•

In July 2020, the Company’s latest advanced wound care research on its Apligraf®, Affinity®, Dermagraft®, Nushield® and PuraPly® AM product lines was showcased at the 2020 Symposium on Advanced Wound Care (SAWC) Spring | Wound Healing Society Virtual Experience.

•

On August 24, 2020, the Company announced the appointment of Henry Hagopian, the Company’s Vice President of Finance and Treasurer, as interim Chief Financial Officer. The Company initiated a national search process to identify a permanent CFO.

•

On September 17, 2020, Organogenesis Holdings Inc. acquired CPN Biosciences for aggregate consideration of $19.0 million in cash and common stock. The acquisition of CPN Biosciences did not materially impact revenue for the three months ended September 30, 2020.

“We delivered third quarter revenue growth of 57% year-over-year, which was well ahead of expectations and exceeded the high-end of our preliminary revenue range announced on October 14th,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “During the third quarter, we grew our customer base, drove customer and clinician adoption deeper into existing accounts and leveraged the strong demand for our PuraPly and amniotic products, particularly in the office channel. The strong execution against our commercial strategy during the third quarter drove not only strong revenue growth, but also, significant improvement in our profitability as well. We also made a strategic acquisition of CPN Biosciences which we expect will significantly enhance our ability to drive growth in the office channel. CPN’s physician office management solution and complementary first-in-line advanced wound care products further broaden Organogenesis’ physician offering and accelerates our office strategy.”

Mr. Gillheeney, Sr. continued: “Despite the challenging operating environment caused by the COVID-19 pandemic, we believe the fundamentals of our business and strategy remain strong and that we are well positioned to deliver strong operating and financial performance over the balance of 2020. We are proud of Organogenesis’ resilience in the face of unprecedented challenges, and believe it is a direct result of our team’s hard work and commitment to delivering on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Net Revenue Summary:

The following table sets forth net revenue by product grouping for the three months ended September 30, 2020 and September 30, 2019, respectively:

	Three Months Ended September 30,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$89,990	$54,310	$35,680	66%
Surgical & Sports Medicine	10,809	9,955	854	9%

Net revenue	$100,799	$64,265	$36,534	57%

Third Quarter 2020 Results:

Net revenue for the third quarter of 2020 was $100.8 million, compared to $64.3 million for the third quarter of 2019, an increase of $36.5 million, or 57%. The increase in net revenue was driven by a $35.7 million increase, or 66%, in net revenue of Advanced Wound Care products and a $0.9 million increase, or 9%, in net revenue of Surgical & Sports Medicine products, compared to the third quarter of 2019. The increase in Advanced Wound Care net revenue was primarily attributable to the expanded sales force, increased sales to existing and new customers and increased adoption of our amniotic product portfolio, including our Affinity product. The increase in Surgical & Sports Medicine net revenue was primarily attributable to the expanded sales force and penetration of existing and new customer accounts, partially offset by postponement or cancellation of medical procedures as a result of COVID-19. Net revenue from the sale of PuraPly products for the third quarter of 2020 was $40.9 million, compared to $31.8 million for the third quarter of 2019, an increase of $9.2 million, or 29%. Net revenue from the sale of PuraPly products represented approximately 41% of net revenue in the third quarter of 2020, as compared to 49% of net revenue in the third quarter of 2019.

Gross profit for the third quarter of 2020 was $77.8 million, or 77% of net revenue, compared to $45.1 million, or 70% of net revenue, for the third quarter of 2019, an increase of $32.7 million, or 72%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the third quarter of 2020 were $54.9 million, compared to $53.4 million for the third quarter of 2019, an increase of $1.5 million, or 3%. R&D expense was $3.7 million for the third quarter of 2020, compared to $3.9 million in the third quarter of 2019, a decrease of $0.2 million, or 5%. The decrease was primarily due to delayed enrollment in trials and limited clinical spending due to the COVID-19. Selling, general and administrative expenses were $51.1 million, compared to $49.5 million in the third quarter of 2019, an increase of $1.7 million, or 3%. The increase in selling, general and administrative expenses was primarily due to a $6.4 million increase related to additional headcount, primarily in our direct sales force and increased sales commissions due to increased sales, a $0.6 million increase in other selling expenses, including credit card processing fees and royalties. These increases were partially offset by a $3.3 million decrease related to reduced travel and marketing programs amid travel restrictions in place due to the COVID-19, a $0.6 million decrease in amortization associated with intangible assets amortized using an accelerated method, a $0.6 million decrease in legal, consulting fees and other costs associated with the ongoing operations of our business and a $0.8 million decrease in bad debt primarily due to the collection of the previously reserved related party receivables.

Operating income for the third quarter of 2020 was $23.0 million, compared to an operating loss of $8.3 million for the third quarter of 2019, an increase of $31.2 million, primarily due to higher revenue and gross profit compared to the prior year period.

Total other expenses, net, for the third quarter of 2020 were $2.0 million, compared to $2.4 million for the third quarter of 2019, a decrease of $0.5 million, or 19%. The decrease is primarily due to a $1.0 million decrease in legal accruals related to the settlement of the assumed legacy lawsuit from the sellers of NuTech Medical in October 2020. We assumed the legacy lawsuit as part of the resolution of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020. The decrease in total other expenses, net, was partially offset by a $0.5 million or 22% increase in interest expense resulting from the increased borrowings under the 2019 Credit Agreement.

Net income for the third quarter of 2020 was $20.9 million, or $0.19 per share, compared to a net loss of $10.7 million, or $0.12 per share, for the third quarter of 2019, an increase of $31.7 million.

As of September 30, 2020, the Company had $36.5 million in cash and $114.7 million in debt obligations, of which $15.7 million were capital lease obligations, compared to $60.2 million in cash and $100.6 million in debt obligations, of which $17.5 million were capital lease obligations as of December 31, 2019.

First Nine Months 2020 Results:

The following table sets forth net revenue by product grouping for the nine months ended September 30, 2020 and September 30, 2019, respectively:

	Nine Months Ended September 30,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$201,009	$157,365	$43,644	28%
Surgical & Sports Medicine	30,482	28,971	1,511	5%

Net revenue	$231,491	$186,336	$45,155	24%

Net revenue for the nine months ended September 30, 2020 was $231.5 million, compared to $186.3 million for the first nine months of 2019, an increase of $45.2 million, or 24%. The increase in net revenue was driven by a $43.6 million increase, or 28%, in net revenue of Advanced Wound Care products and a $1.5 million increase, or 5%, in net revenue of Surgical & Sports Medicine products compared to the prior year. Net revenue of PuraPly products for the nine months ended September 30, 2020 were $102.0 million, compared to $86.9 million for the first nine months of 2019, an increase of $15.1 million, or 17%. Net revenue of PuraPly products represented approximately 44% of net revenue for the nine months ended September 30, 2020, compared to 47% for the first nine months of 2019.

Gross profit for the nine months ended September 30, 2020 was $169.7 million or 73% of net revenue, compared to $130.8 million, or 70% of net revenue, for the first nine months of 2019, an increase of $38.9 million, or 30%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the nine months ended September 30, 2020 were $164.0 million, compared to $158.5 million for the first nine months of 2019, an increase of $5.6 million, or 4%. The increase in operating expenses in 2020 was driven primarily by higher selling, general and administrative expenses which increased to $150.3 million, compared to $147.3 million for the first nine months of 2019, an increase of $2.9 million, or 2% and, to a lesser extent, higher R&D expense which was $13.8 million, compared to $11.2 million for the first nine months of 2019, an increase of $2.6 million, or 24%. The increase in selling, general and administrative expenses was primarily due to a $10.5 million increase related to additional headcount, primarily in our direct sales force and increased sales commissions due to increased sales, a $2.0 million cancellation fee for certain product development and consulting agreements, and a $0.9 million increase in credit card processing fees due to increased collection. These increases were partially offset by a $6.4 million decrease related to reduced travel and marketing programs amid travel restrictions in place due to the COVID-19, a $1.4 million decrease in legal, consulting fees and other costs associated with the ongoing operations of our business, a $2.0 decrease in amortization associated with the intangible assets amortized using an accelerated method and a $0.8 million decrease in bad debt primarily due to the collection of the previously reserved related party receivables. The increase in research and development expenses was primarily due to an increase in process development costs associated with a new contract manufacturer, increased headcount associated with our existing Advanced Wound Care and Surgical & Sports Medicine products, an increase in product costs associated with our pipeline products not yet commercialized and an increase in costs to move products through the regulatory pathway (e.g., seek BLA approval). The increase was partially offset by a decrease due to delayed enrollment in trials and limited clinical spending due to the COVID-19.

Operating income for the nine months ended September 30, 2020 was $5.6 million, compared to an operating loss of $27.7 million for the first nine months of 2019, an increase of $33.3 million.

Total other expenses for the nine months ended September 30, 2020 were $6.1 million, compared to $8.2 million for the first nine months of 2019, a decrease of $2.2 million, or 27%. The decrease in total other expenses for the nine months ended September 30, 2020 was driven primarily by a gain of $2.2 million on the settlement of deferred acquisition consideration for the nine months ended September 30, 2020, and a $1.9 million non-cash loss on the extinguishment of debt related to the write-off of unamortized debt discount upon repayment of the master lease agreement as well as early payment penalties for the nine months ended September 2019, which did not impact results in the current period. The decrease in total other expenses for the nine months ended September 30, 2020 was partially offset by an increase in interest expense of $2.0 million related to increased borrowings compared to the prior year period.

Net loss for the nine months ended September 30, 2020 was $0.5 million, or $0.01 per share, compared to a net loss of $36.1 million, or $0.40 per share, for the first nine months of 2019.

Fiscal Year 2020 Financial Guidance:

The Company is reaffirming the financial guidance provided on October 14, 2020. For the twelve months ending December 31, 2020, the Company continues to expect:

•

Net revenue of between $311 million and $314 million, representing growth of approximately 19% to 20% year-over-year, as compared to net revenue of $261 million for the twelve months ended December 31, 2019.

•	The 2020 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $273 million and $275 million, representing growth of approximately 24% to 25% year-over-year as compared to net revenue of $221 million for the twelve months ended December 31, 2019.

•

Net revenue from Surgical & Sports Medicine products of between $38 million and $39 million, representing a decrease of approximately 3% to 6% year-over-year as compared to net revenue of $40 million for the twelve months ended December 31, 2019.

•

Net revenue from the sale of PuraPly products of between $119 million and $121 million, representing a decrease of approximately 5% to 6% year-over-year, as compared to net revenue of $127 million for the twelve months ended December 31, 2019.

•	The Company expects to report positive GAAP net income and positive Adjusted EBITDA for the three months ended December 31, 2020.

•	The Company expects to report positive GAAP net income and positive Adjusted EBITDA for the full fiscal year 2020 period.

Third Quarter 2020 Earnings Conference Call:

Financial results for the third fiscal quarter of 2020 will be reported after the market closes on Monday, November 9, 2020. Management will host a conference call at 5:00 p.m. Eastern Time on November 9 to discuss the results of the quarter and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 9668716. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 9668716. The webcast will be archived at investors.organogenesis.com.

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(amounts in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$36,512	$60,174
Restricted cash	374	196
Accounts receivable, net	56,915	39,359
Inventory	29,882	22,918
Prepaid expenses and other current assets	5,327	2,953

Total current assets	129,010	125,600
Property and equipment, net	55,937	47,184
Notes receivable from related parties	—	556
Intangible assets, net	31,849	20,797
Goodwill	28,916	25,539
Deferred tax asset	16	127
Other assets	700	884

Total assets	$246,428	$220,687

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$966	$5,000
Current portion of term loan	11,667	—
Current portion of capital lease obligations	3,473	3,057
Accounts payable	24,007	28,387
Accrued expenses and other current liabilities	26,132	23,450

Total current liabilities	66,245	59,894
Line of credit	39,353	33,484
Term loan, net of current portion	47,999	49,634
Deferred acquisition consideration, net of current portion	1,436	—
Earnout liability	3,782	—
Deferred rent	1,098	1,012
Capital lease obligations, net of current portion	12,239	14,431
Other liabilities	8,802	6,649

Total liabilities	180,954	165,104

Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 108,185,702 and 105,599,434 shares issued; 107,457,154 and 104,870,886 shares outstanding at September 30, 2020 and December 31, 2019, respectively	11	10
Additional paid-in capital	237,015	226,580
Accumulated deficit	(171,552)	(171,007)

Total stockholders’ equity	65,474	55,583

Total liabilities and stockholders’ equity	$246,428	$220,687

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$100,799	$64,265	$231,491	$186,336
Cost of goods sold	22,964	19,131	61,799	55,557

Gross profit	77,835	45,134	169,692	130,779
Operating expenses:
Selling, general and administrative	51,146	49,475	150,261	147,325
Research and development	3,709	3,924	13,787	11,159

Total operating expenses	54,855	53,399	164,048	158,484

Income (loss) from operations	22,980	(8,265)	5,644	(27,705)

Other expense, net:
Interest expense, net	(2,969)	(2,427)	(8,391)	(6,392)
Loss on the extinguishment of debt	—	—	—	(1,862)
Gain on settlement of deferred acquisition consideration	951	—	2,246	—
Other income (expense), net	44	(1)	90	11

Total other expense, net	(1,974)	(2,428)	(6,055)	(8,243)

Net income (loss) before income taxes	21,006	(10,693)	(411)	(35,948)
Income tax expense	(72)	(48)	(134)	(108)

Net income (loss)	20,934	(10,741)	(545)	(36,056)

Non-cash deemed dividend to warrant holders	—	(645)	—	(645)

Net income (loss) attributed to common shareholders	$20,934	$(11,386)	$(545)	$(36,701)

Net income (loss) attributed to common shareholders, per share:
Basic	$0.20	$(0.12)	$(0.01)	$(0.40)

Diluted	$0.19	$(0.12)	$(0.01)	$(0.40)

Weighted-average common shares outstanding—basic and diluted
Basic	105,040,035	92,276,858	104,748,297	91,182,233

Diluted	108,489,768	92,276,858	104,748,297	91,182,233

EBITDA and Adjusted EBITDA

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

The following is a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and non-GAAP Adjusted EBITDA for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net income (loss)	$20,934	$(10,741)	$(545)	$(36,056)
Interest expense, net	2,969	2,427	8,391	6,392
Income tax expense	72	48	134	108
Depreciation	956	792	2,749	2,553
Amortization	885	1,529	2,518	4,526

EBITDA	25,816	(5,945)	13,247	(22,477)

Stock-based compensation expense	486	242	1,164	700
Gain on settlement of deferred acquisition consideration (1)	(951)	—	(2,246)	—
Loss on extinguishment of debt (2)	—	—	—	1,862
Exchange offer transaction costs (3)	—	916	—	916
Recovery of certain notes receivable from related parties (4)	(1,111)	—	(1,111)	—
Other costs and expenses (5)	361	—	929	—

Adjusted EBITDA	$24,601	$(4,787)	$11,983	$(18,999)

(1)

The amounts reflect the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020 as well as the settlement of the assumed legacy lawsuit from the sellers of NuTech Medical in October 2020.

(2)	The amount reflects the loss recognized on the extinguishment of the Master Lease Agreement upon repayment.
(3)	The amount reflects legal, advisory and other professional fees incurred in the quarter ended September 30, 2019 related directly to the warrant exchange transactions in August 2019.
(4)	The amount reflects the collection of certain notes receivable from related parties previously reserved.
(5)	The amounts reflect the legal, advisory and other professional fees incurred in the three and nine months ended September 30, 2020 related directly to the CPN acquisition.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2020 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to maintain production of Affinity in sufficient quantities to meet demand following its relaunch in the second quarter of 2020; (11) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (12) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2019 and its subsequently filed periodic reports. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Marcus Girolamo

MGirolamo@organo.com

817-688-4767